Exhibit 99.1

VirnetX Concludes $12 Million Raise

SCOTTS VALLEY, Calif. – February 24, 2010 – VirnetX Holding Corporation (NYSE Amex: VHC), a secure real-time communications and collaboration technology company, today announced that as of February 20, 2010, all of the Series III Warrants issued by VirnetX Holding Corporation, or the Company, in a private placement transaction that closed on September 2, 2009, have been exercised in full.  The aggregate cash exercise proceeds from the Series III Warrants totaled $6,000,000.  This with the initial raise of $6,000,000 through the purchase of common stock brings the private placement to an aggregate of $12,000,000 to the Company.

The Company believes that the Financing has occurred in the most favorable manner possible for the Company. As it turns out, the Financing enabled the Company to raise an aggregate of $12,000,000 of gross proceeds in two tranches at a 20% discount to the agreed average market price at the time of the Financing, with 50% premium warrant coverage.

Warrants issued in the Financing that are still outstanding are the 5-year Series I Warrants covering the number of shares issued in the first tranche as well as the placement agent’s warrants (2,619,036 total shares) at $3.93 per share, which reflected a premium of 125% of the agreed average market price at the time of the Financing. Upon exercise, the Series I Warrants would yield an aggregate of $10,300,000 in gross proceeds to the Company.  The Series I Warrants are not exercisable until March 11, 2010.

About VirnetX

VirnetX Holding Corporation, a secure real-time communications and collaboration technology company, is engaged in commercializing its patent portfolio, derived from a Central Intelligence Agency security project, by developing a licensing program, as well as developing software products designed to create a secure environment for real-time communications such as instant messaging and Voice over Internet Protocol.  The Company’s patent portfolio includes over 48 U.S. and international patents and pending applications which provide the foundation for the Company’s unique GABRIEL Connection Technology. For more information, please visit www.virnetx.com

Safe Harbor Agreement

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed with the SEC on March 31, 2009 and most recently in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2009.

Contact:

Greg Wood
VirnetX Holding Corporation
831.438.8200
greg_wood@virnetx.com